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                                                                    Exhibit 4.12
                                                           (English Translation)

                  Ningbo Yuming Machinery Industrial Co., Ltd.

                       EQUITY INTEREST TRANSFER AGREEMENT

TRANSFEROR: Ms. Chen Qiuling

TRANSFEREE: Beston Asia Investment Ltd.

                                October 19, 2004

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            This Agreement is entered into between the following Parties on
October 19, 2004 in Ningbo City, Zhejiang Province:

Transferor: Ms. Chen Qiuling

Address:    Hsinchu City, Taiwan

Transferee: Beston Asia Investment Ltd.

Address: Akara bldg, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

WHEREAS:

      1. The Transferor owns 49% equity interest in Ningbo Yuming Machinery Industrial Co., Ltd. ("Ningbo Yuming").

      2. The Transferee is a limited liability company lawfully incorporated and validly existing under the laws of the British Virgin Islands.

      3. The Transferor has agreed to transfer 49% equity interest in Ningbo Yuming owned by the Transferor to the Transferee, and the Transferee has agreed to accept transfer of such equity interest, upon the terms of this Agreement. After the transfer becomes effective, the Transferee shall own 100% equity interest in Ningbo Yuming.

            Therefore, the Parties agree, adhering to the principles of faithfulness, equality and mutual benefit, through friendly consultations and in accordance with the relevant laws and regulations of the People's Republic of China, upon the following terms to be complied with.

                      ARTICLE 1 SUBJECT MATTER OF AGREEMENT

1.0 The subject matter of the agreed transfer under this Agreement is the 49% equity interest in Ningbo Yuming owned by Ms. Chen Qiuling.

              ARTICLE 2 SHARE OF EQUITY INTEREST TO BE TRANSFERRED

2.1 The share of equity interest to be transferred from the Transferor to the Transferee shall be the 49% equity interest in Ningbo Yuming owned by the Transferor. From the date on which the transfer becomes effective, the Transferee shall enjoy the rights and bear the obligations in respect of the transferred equity interest under the laws, and the Transferor shall no longer enjoy the rights nor bear the obligations in respect of the transferred equity interest.

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2.2   The original equity interest in Ningbo Yuming Machinery Industrial Co.,
      Ltd. was allocated as follows:

Beston Asia Investment Ltd.             51%

Ms. Chen Qiuling                        49%

      The equity interest after completion of the equity interest transfer hereunder shall be:

Beston Asia Investment Ltd.                                           100%

                  ARTICLE 3 PRICE FOR EQUITY INTEREST TRANSFER

3.1 The Transferee has agreed to accept transfer of the 49% equity interest in Ningbo Yuming owned by the Transferor by payment in cash.

3.2 The Transferee shall pay a total amount of Renminbi 10,000,000 for transfer of the above-mentioned equity interest.

                            ARTICLE 4 PAYMENT METHOD

4.1 As agreed between the Parties, the Transferee shall pay in cash for transfer of the 49% equity interest in Ningbo Yuming owned by the Transferor.

4.2 Prior to November 30, 2004, the Transferee shall pay to the Transferor the total price for the equity interest transfer in the amount of Renminbi 10,000,000 or an equivalent in U.S. dollars by a lump sum payment. In case the procedures for transfer of the equity interest are not completed within fifteen days after payment, the Transferor shall return the payment to the Transferee within seven days upon receipt of written notice from the Transferee.

                    ARTICLE 5 REPRESENTATIONS AND WARRANTIES

      Each Party represents and warrants to the other Party as follows:

5.1 Each Party has the full civil rights and civil capacity to execute this Agreement, and the signatory of this Agreement is the legal representative duly authorized by the Transferor (or the Transferee) who has the authority to represent the Transferor (or the Transferee) to execute this Agreement.

5.2 The Transferor warrants that the Transferor's ownership of the 49% equity interest in Ningbo Yuming is in compliance with the laws of the People's Republic of China and is lawful and valid, that the Transferor is the lawful and actual owner of the 49% equity interest, that no third party's interest, such as a lien or other encumbrance, has been created against the transferred equity interest, and that there is no contradictory rights, whether present or future, in the transferred equity interest.

5.3 The Transferor warrants that it has the power to possess, use, benefit from and dispose of the equity interest referred to in Article 1 of this Agreement under the laws of the

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      People's Republic of China. All consents, permits, approvals, registrations, exemptions and notices in relation to the equity interest to be transferred have been obtained or completed.

5.4 The provisions in this Agreement represent the actual intentions of the Parties and are binding upon the Parties.

5.5 The performance of this Agreement shall not violate the laws which the Parties must abide by, and shall not be in breach of any agreement or obligation to be complied with by the Parties.

5.6 On or after the execution of this Agreement, each Party shall provide the other Party with the legally valid documents in relation to this equity interest transfer, including, but not limited to, Shareholders' Resolutions, Board Resolutions, Business Licenses, etc.

                ARTICLE 6 THE RELEVANT OBLIGATIONS OF THE PARTIES

6.1   The Obligations of the Transferor

6.1.1 Complete the procedures for transfer of the equity interest in accordance with Articles 3 and 4 of this Agreement.

6.1.2 Provide the Transferee with all documents in relation to transfer and change of registration of the equity interest, and assist the Transferee with the relevant procedures.

6.2   The Obligations of the Transferee

6.2.1 Deliver the approval documents of its Board of Directors to the Transferee within 7 days from the date of execution of this Agreement.

6.2.2 Make payment on schedule in accordance with Article 5 of this Agreement.

6.2.3 Provide the Transferor with all documents in relation to transfer and change of registration of the equity interest.

                        ARTICLE 7 LIABILITIES FOR BREACH

7.0 If any Party breaches this Agreement and, as a result, the other Party is unable to perform or unable to fully perform this Agreement, the losses caused thereby shall be borne by the defaulting Party. If both Parties breach this Agreement, each Party shall bear the liabilities arising from its own defaults.

                             ARTICLE 8 FORCE MAJEURE

8.1 Force Majeure shall mean an event that is beyond the control of, and unforeseeable or unavoidable by, the Parties and that prevents any Party from fully performing or partially performing this Agreement, such as earthquake, extremely serious natural disaster, war and any event which is generally accepted as `Force Majeure" in international practice.

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8.2   If an event of Force Majeure occurs, a Party's obligations affected by such event shall be suspended during the period when the Force Majeure occurs and shall be automatically extended for a period equal to such suspension, and such Party shall not bear any liabilities for breach of contract.

8.3 The Party claiming Force Majeure shall promptly notify the other Party in writing upon occurrence of such event, and shall furnish sufficient proof of the occurrence and duration of such Force Majeure within 30 days of such occurrence issued by the Notary Office at the place where such event occurs. The Party claiming Force Majeure shall make its best efforts to minimize the effects of the Force Majeure.

8.4 If an event of Force Majeure occurs, the Parties shall promptly conduct consultations to seek for a fair resolution and shall make their best efforts to minimize the effects of Force Majeure.

                        ARTICLE 9 SETTLEMENT OF DISPUTES

9.0 Any dispute arising from or in relation to this Agreement shall be settled through friendly consultations between the Parties. If no settlement can be reached through consultations, either Party shall have the right to take legal action at a court with jurisdiction.

                            ARTICLE 10 MISCELLANEOUS

10.1 This Agreement is executed in four copies, with one copy to be retained by each Party, and one copy each to be retained by Ningbo Yuming and the Administration for Industry and Commerce for filing.

10.2 This Agreement shall be made after it is signed and sealed by the legal representatives (or authorized representatives) of the Parties, and shall become effective from the date of approval by the competent authorities.

10.3 Any matters not covered under this Agreement shall be supplemented by appendix.

Transferor:                                   Transferee:

Ms. Chen Qiuling                              Beston Asia Investment Ltd.

           (Seal)                                           (Seal)

Legal Representative/Authorized               Legal Representative/Authorized
Representative:                               Representative:
(signed)                                      (signed)

[Signature of Legal Representative]           [Stamp and Signature of Authorized
                                                          Representative]

                                              October 19, 2004

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